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                    KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                    Ended September 30,  Ended September 30,
                                   --------------------  ------------------
                                       1999      1998       1999      1998
                                       ----      ----       ----      ----
Basic:
  Net earnings                       $  8,197  $  7,600  $ 23,501   $ 22,193
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       23,455    23,702    23,549     23,317
                                     ========  ========  ========   ========
Net earnings per common
    share - basic                    $    .35  $    .32  $   1.00   $    .95
                                     ========  ========  ========   ========


Diluted:
  Net earnings                       $  8,197  $  7,600  $ 23,501   $ 22,193
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           261       266       785        808
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  8,458  $  7,866  $ 24,286   $ 23,001
                                     ========  ========  ========   ========


  Weighted average number of common
    shares outstanding                 23,455    23,702    23,549     23,317

  Weighted average shares issuable on
    conversion of 6% subordinated
    convertible debentures              1,207     1,279     1,226      1,298

  Weighted average shares issuable on
    conversion of Series 2
    preferred stock                        --        --        --        377

  Weighted average shares issuable on
    exercise of diluted stock options     133       221       135        266
                                     --------  --------  --------   --------
    Total                              24,795    25,202    24,910     25,258
                                     ========  ========  ========   ========


Net earnings per common share
    - diluted                        $    .34  $    .31  $    .97   $    .91
                                     ========  ========  ========   ========

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